Exhibit 10.12

EMPLOYMENT AGREEMENT

by and between

TIMOTHY R. CANTRELL

and

PHOSPHATE HOLDINGS, INC.

and

MISSISSIPPI PHOSPHATES CORPORATION

THIS EMPLOYMENT AGREEMENT is entered into on June 30, 2008 and is effective as of the 5th day of May, 2008 (“Effective Date”), by and between PHOSPHATE HOLDINGS, INC., a Delaware corporation (“PHI”), MISSISSIPPI PHOSPHATES CORPORATION, a Delaware corporation and wholly owned subsidiary of PHI (“MPC”), and TIMOTHY R. CANTRELL (“Executive”). PHI and MPC may be referred to collectively as “Employer.”

WHEREAS, Employer believes that the employment of Executive will be of substantial benefit to Employer and desires to assure itself of the continued availability of such services;

WHEREAS, Executive began to perform services for the Employer on the Effective Date;

WHEREAS, Executive desires to be employed by Employer on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration as herein recited, the parties hereto agree as follows:

1. Employment; Term. Executive shall serve as Treasurer of PHI and Chief Financial Officer of MPC, as more fully described herein. The principal place of employment will be within a 50-mile radius of Jackson, Mississippi.

The initial term of this Agreement shall begin as of the Effective Date and (subject to earlier termination pursuant to the terms of this Agreement) shall terminate on May 5, 2010 (the “Initial Term”). Upon the expiration of the Initial Term, the term of this Agreement shall be automatically renewed annually for successive terms of one (1) year (each, a “Renewal Term”), unless either party notifies the other party in writing of the non-renewal of this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term thereafter.

2. Duties and Responsibilities. Executive shall report directly to the President of PHI. Executive shall be responsible for the financial operations of both PHI and MPC and shall perform such duties and responsibilities as may from time to time be determined by the Board of Directors. Executive shall be a full-time employee of Employer and shall exert his best efforts and devote substantially all of his time and attention to the affairs of Employer. Executive shall cooperate fully with Employer’s officers and employees in conjunction with their efforts to develop, manufacture, distribute and market Employer products.

3. Compensation. Employer shall pay to Executive for his services hereunder the following compensation:

(a) Base Compensation. Executive’s annual base salary shall be Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) payable by Employer in accordance with Employer’s payroll procedures (“Base Compensation”). Executive shall also be eligible to receive a one-time signing bonus described in Section 3(b)(i), an annual bonus described in Section 3(b)(ii), to receive phantom stock described in Section 3(b)(iii), and to receive stock appreciation rights described in Section 3(b)(iv). Executive’s Base Compensation may be increased from time to time by the Board of Directors of Employer, but Executive’s annual base salary shall not be subject to reduction unless Employer implements a salary reduction applicable to all employees.

(b) Additional Compensation.

(i) Upfront Signing Bonus. Within fourteen (14) days from the date of execution of this Agreement, Employer shall pay to Executive a one-time signing bonus in the amount of Fifty Thousand and N0/100 Dollars ($50,000.00), which shall be subject to normal withholdings.

(ii) Annual Bonus. Executive shall be eligible to receive, in addition to Base Compensation, an annual bonus (“Bonus”), based on the Employer’s consolidated net income before interest, taxes, depreciation, amortization and accretion determined in accordance with generally accepted accounting principles and excluding (A) employee bonuses and similar incentive compensation and (B) other nonrecurring, noncash charges such as asset impairments (“EBITDA”) for each fiscal year during the term of this Agreement, computed as follows:

EBITDA	> $10,000,000 but ≤ $20,000,000	> $20,000,000 but ≤ $30,000,000	> $30,000,000

Bonus	The percentage of Executive’s Base Compensation equal to the sum of (A) 10%, plus (B) the product of (i) 50% multiplied by (ii) a fraction the numerator of which is the amount of EBITDA in excess of $10,000,000 and the denominator of which is $10,000,000	The percentage of Executive’s Base Compensation equal to the sum of (A) 60%, plus (B) the product of (i) 40%, multiplied by (ii) a fraction the numerator of which is the amount of EBITDA in excess of $20,000,000 and the denominator of which is $10,000,000.	100% of Base Compensation

For the fiscal year of Employer ending December 31, 2008, Executive’s Bonus shall be computed solely on the basis of EBITDA for the last three fiscal quarters of such fiscal year; each EBITDA amount referred to in the immediately preceding portion of this Section 3(b)(ii) shall be reduced to an amount equal to seventy-five percent (75%) of the EBITDA amounts referenced above; and each percentage amount referred to in the immediately preceding portions of this Section 3(b)(ii) shall be reduced to a percentage equal to seventy-five percent (75%) of each percentage stated above; provided, however, that in the event EBITDA for the last three quarters of the 2008 fiscal year exceeds Thirty Million and No/100 Dollars ($30,000,000.00), then Executive shall be entitled to a Bonus equal to one hundred percent (100%) of Base Compensation. In the event that Executive shall not have been employed by the Employer for the entire fiscal year of Employer with respect to any fiscal year of Employer after December 31, 2008 for which any Bonus is payable, the amount of such Bonus for the year of termination shall be calculated based on “Annualized EBITDA,” which shall mean EBITDA through the last day of the month during which termination occurs multiplied by a fraction the numerator of which is twelve (12) and the denominator of which is the number of months of such fiscal year that have occurred through the last day of the month of termination. The Bonus shall be paid in a single lump sum within seventy-five (75) days after the expiration of the applicable fiscal year of Employer.

Example: Assume that Executive’s employment is terminated on June 15, 2010 and that EBITDA through June 30 for such fiscal year is $12,000,000. Therefore, Annualized EBITDA is $12,000,000 multiplied by 12/6, or $24,000,000, and Executive’s Bonus for the year of termination is 76% (60% plus [40% x 4/10] = 76%) of Executive’s Base Compensation.

(iii) Phantom Stock. Executive shall also receive as additional compensation for services rendered and to be rendered by Executive a number of units of phantom stock (“Phantom Stock”) equal to a number of shares (whole and fractional shares) of common stock of PHI having a value in the aggregate of One Hundred Thousand Dollars ($100,000) based on the fair market value per share of PHI common stock on the Effective Date of this Agreement. Within thirty (30) days following the first anniversary of the Effective Date hereof, Employer shall pay to Executive a cash amount equal to the product of one-half (1/2) of the number of units of Phantom Stock awarded to Executive, as determined in the preceding sentence, multiplied by the fair market value of one share of common stock of PHI on such first anniversary date. Within thirty (30) days following the second anniversary of the Effective Date hereof, Employer shall pay to Executive a cash amount equal to the product of the remaining one-half (1/2) of the number of units of Phantom Stock awarded to Executive as determined herein, multiplied by the fair market value of one share of common stock of PHI on such second anniversary date. The “fair market value” of a share of PHI common stock shall be determine as set forth in Section 3(b)(v) of this Agreement. Upon termination of Executive’s employment For Cause, Executive shall forfeit all unawarded Phantom Stock units, all Phantom Stock units held by Executive shall immediately terminate, be forfeited, and be deemed relinquished as of the date of such termination, and Executive shall not be entitled to any payment with respect to such units.

Within thirty (30) days following the earlier of the occurrence of the termination of Executive’s employment for death, disability, Good Reason or Without Cause (each, an “Employment Termination Event”) or a Change of Control prior to the second anniversary of the Effective Date, Employer shall pay to Executive a cash amount equal to the product of the number of all Phantom Stock units awarded to Executive for which Executive has not previously received payment hereunder multiplied by the fair market value of one (1) share of PHI common stock on such Employment Termination Date or Change of Control date, whichever is applicable. As used in this Section 3, “Phantom Stock Vesting Date” shall mean, as applicable, the first anniversary of the Effective Date hereof, the second anniversary of the Effective Date hereof, the Employment Termination Date, or the Change of Control date. As used in this Section 3, “Change of Control” shall mean:

(A) The acquisition (other than a transfer by way of gift or testamentary disposition of stock to any person, or trust for the benefit of any person, related to any shareholder of Employer as of the date hereof) by any person (which for purposes hereof shall be deemed to include the separate shareholders of a corporation which merges with or into the Employer) or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “1934 Act”)), of beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than fifty percent (50%) of the voting power of the voting stock of the Employer, including by reason of any consolidation of the Employer with, or merger of the Employer into, any other person, or any merger of another person into the Employer;

(B) Any sale or transfer of all or substantially all of the assets of the Employer; or

(C) The liquidation or dissolution of the Employer.

(iv) Stock Appreciation Rights. Executive shall also receive as additional compensation for services rendered and to be rendered by Executive stock appreciation rights (“SAR”) in the amount of twenty-five thousand (25,000) units. The SAR units are hereby granted as of the Effective Date and shall vest and be exercisable on the second anniversary of the date of grant, or the earlier occurrence of the termination of Executive’s employment for death, disability, Good Reason, or Without Cause or a Change of Control event (the “SAR Vesting Date”). Upon termination of Executive’s employment For Cause prior to the second anniversary date, all SAR units held by Executive shall immediately terminate, be forfeited, and be deemed relinquished as of the date of such termination, and Executive shall not be entitled to any payment with respect to such SAR units. Upon the occurrence of the SAR Vesting Date, each SAR unit shall entitle Executive to the following amounts of appreciation: the excess of the fair market value of a share of PHI common stock as of the SAR Vesting Date over the fair market value of a share of PHI common stock as of the Effective

Date. The fair market value of a share of PHI common stock shall be determined as set forth in Section 3(b)(v) of this Agreement. The total appreciation payable to Executive shall be equal to the number of SAR units owned by Executive multiplied by the amount of appreciation per right determined under the preceding sentences. The amount to be paid Executive shall be paid to the Executive within thirty (30) days of a SAR Vesting Date.

(v) Fair Market Value. For purposes of this Section 3(b)(v), the term “fair market value” of a share of PHI common stock shall be no less than 100% of the fair market value of PHI common stock on the date in question. The “fair market value” shall be the average of the high and low market prices at which a share of PHI common stock shall have been sold on the date in question, or on the next preceding trading date if such date was not a trading date, as reported on the applicable stock exchange.

(vi) Recapitalization. In the event that any dividend or other distribution (whether in the form of cash, common stock of PHI, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects PHI common stock such that an adjustment is in order to prevent dilution or enlargement of the rights of Executive under this Agreement, then the Employer’s board of directors shall make such equitable changes or adjustments as it deems necessary or appropriate to the Phantom Stock or SARs granted herein, provided that equitable changes or adjustments shall be made in accordance with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

(vii) Registration Filing. Notwithstanding any of the provisions in this Agreement to the contrary, including but not limited to Section 3(b)(iv) above, in the event that PHI files a Form 10 in accordance with the Securities Act, a Form S-1 in accordance with the Securities Act of 1933, or any other appropriate registration form (either, a “Registration Form”), that shall cover the common stock of PHI, each of the SARs granted to Executive under Section 3(b)(iv) shall immediately, and without further action of either the Employer or the Executive, convert to options in favor of Executive to purchase common stock of PHI (“Options”) in the manner provided below:

(A) Unvested Rights. Each of the SARs that remain unvested on the date that PHI files a Registration Form shall be converted to unvested Options (the “Unvested Options”). These Unvested Options will be required to satisfy the SAR Vesting Date requirements set forth in Section 3(b)(iv) above as if the Unvested Options were granted to the Executive on the Effective Date.

(B) Vested Rights. Each of the SARs that have vested as of the date that PHI files a Registration Form shall be converted to fully vested and immediately exercisable Options (the “Vested Options”).

The Options shall have an exercise price per Option equal to the fair market value of a share of PHI common stock as of the Effective Date. The Options shall be identical to the SARs in all other respects and remain subject to each applicable provision of this Agreement.

4. General Executive Benefits. During the term of this Agreement, Executive shall be entitled to the general retirement, profit sharing, health and dental insurance, term life insurance, long term disability insurance, salary continuation, hospital or other plans which may now be in effect or which may hereafter be adopted (“Employee Benefits”), it being understood that Executive shall have the same rights and privileges as other senior executive employees of Employer, except to the extent that such rights and privileges conflict with, or duplicate, the benefits provided to Executive under this Agreement. The proceeds of such life insurance shall be payable to a beneficiary designated by Executive.

5. Business Expenses. During the term of this Agreement, Employer will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by Executive of receipts and other documentation in conformance with Employer’s normal procedures, and in accordance with applicable United States Treasury Regulations. The Employer shall provide the appropriate forms to Executive to allow him to adequately substantiate and account for such business expenses.

6. Vacation. During the term of this Agreement, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with Employer’s standard policies, as may be amended from time to time. For purposes of accruing and computing Executive’s paid vacation, paid holidays, and sick leave in accordance with Employer’s standard policies, Executive shall be credited for years of service with prior employers. Executive and Employer acknowledge and agree that the service credited to Executive with respect to such prior employment shall entitle Executive to receive the maximum paid vacation, paid holidays and sick leave allowed under Employer’s standard policies. If there is a conflict between PHI and MPC’s policies, then PHI’s policies shall control and be followed.

7. Termination.

(a) For Cause. Notwithstanding any other provisions of this Agreement, Employer may, at any time, without prior notice, discharge the Executive “For Cause.” For purposes of this Agreement, “For Cause” shall mean the occurrence of any one of the following events:

(i) Any illegal or dishonest conduct which materially and adversely affects the reputation, goodwill, or business position of Employer or which involves Employer funds or assets; or

(ii) Any reckless or intentional material damage to property or business of Employer; or

(iii) Theft, embezzlement or misappropriation of Employer property; or

(iv) Failure to follow procedures, directives or policies of the Board of Directors of Employer; or

(v) Any material breach by Executive of the terms of this Agreement which has not been cured within thirty (30) days (or if the breach cannot be cured within thirty (30) days, the Executive has not commenced and is not diligently pursuing such cure) after written notice of material breach is delivered to Executive.

Termination pursuant to this Section 7(a) shall result in Executive’s immediate forfeiture of all rights and privileges under this Agreement, excluding accrued Base Compensation, allowing for deduction or set-off of any amounts owed to Employer by Executive, with respect to which Executive has agreed that set-off is permissible. Payment of any amounts due to Executive under this Section 7(a) must be paid (unless otherwise set forth herein) in no event later than thirty (30) days following the date of termination of Executive’s employment.

(b) Termination for Good Reason; Constructive Termination; Termination Without Cause.

(i) For purposes of this Agreement, the following definitions shall apply:

(A) “Termination For Good Reason” means the termination of Executive’s employment with the Employer by Executive within twelve (12) months of the occurrence of any one of the following events:

(1) a material change in Executive’s responsibilities and duties by the Board of Directors of Employer, excluding however reasons For Cause, it being understood that a change in job title or reporting lines will not alone qualify as Good Reason;

(2) the failure of Employer to pay Executive a material portion of his Base Compensation or any other compensation that is to be paid to Executive;

(3) Employer’s breach of any material term of this Agreement, which has a material adverse effect on Executive; or

(4) a Constructive Termination, which shall mean the actual termination of employment by Executive within forty-five (45) days of an occurrence of any of the following actions without Executive’s expressed prior written approval: (1) any material reduction of Executive’s Base Compensation which is not part of a general, Board-approved, salary reduction applicable to all employees; (2) any material reduction in Executive’s Employee Benefits that is not part of a general, Board-approved, plan reducing Employee Benefits; or (3) the change of Executive’s principal place of employment to a location more than fifty (50) miles from Jackson, Mississippi.

In the cases set forth in subparagraphs (1) through (3) above, the Executive must notify the Employer, within ninety (90) days of the date of occurrence of one (1) of the events specified above, that such event has occurred, and the Employer shall then have thirty (30) calendar days to remedy a situation under subparagraphs (1) or (3) above and shall have five (5) calendar days to remedy a situation under subparagraph (2) above.

(B) “Termination Without Cause” means the termination of Executive’s employment by Employer for any reason other than (1) For Cause, or (2) termination due to Executive’s death or disability pursuant to Section 7(d) hereof.

(ii) Employer may terminate Executive “Without Cause” by delivering to Executive written notice of such termination, and Executive may terminate this Agreement for “Good Reason” upon written notice. In the event Executive’s employment is terminated Without Cause by Employer or for Good Reason by Executive, Employer shall pay to Executive an amount equal to the remaining Base Compensation due to be paid to Executive through the end of the Initial Term or any Renewal Term, whichever is applicable, but in no case less than twelve (12) months of Base Compensation, plus accrued vacation, plus any awarded but unpaid Bonus for the prior calendar year and unpaid Phantom Stock and SAR amounts payable hereunder, together with Employee Benefits through the end of the Initial Term or any Renewal Term, whichever is applicable, plus twelve (12) months of additional Employee Benefits thereafter. This Section 7(b)(ii) shall not be construed or deemed to supersede any Employee Benefits or to reduce or limit Employee Benefits otherwise payable to Executive upon termination, provided that no duplication of any Employee Benefits shall occur as a result hereof. The foregoing compensation shall be paid in one lump-sum payment (unless provided otherwise herein) and it must be paid no later than thirty (30) days following the date of termination of Executive’s employment. All of the Employee Benefits payable, other than health coverage, must be paid or reimbursed no later than December 31 of the second year following the year of termination of the Executive’s employment. This Section 7(b)(ii) shall not be construed or deemed to supersede any Employee Benefits or to reduce or limit Employee Benefits otherwise payable to Executive upon termination, provided that no duplication of any Employee Benefits shall occur as a result thereof.

(c) Resignation. Executive may resign by giving Employer thirty (30) days’ written notice of his intent to resign. Upon resignation, Executive shall have no claim to any future payments under the terms of this Agreement, excluding accrued Base Compensation, accrued vacation, and any awarded but unpaid Bonus, allowing for deduction or set-off of any amounts owed to Employer by Executive hereunder, with respect to which Executive has agreed in writing that set-off is permissible. All amounts payable under this Section 7(c) must in no event be paid within thirty (30) days following the date of termination of the Executive’s employment.

(d) Termination Because of Death or Disability. This Agreement shall be terminated because of Executive’s death or disability. For the purposes of this Section 7(d), Executive is deemed disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event that this Agreement is terminated due to death or disability of Executive, Employer shall pay to Executive the amounts and Employee Benefits described in Section 7(b)(ii) hereof.

(e) Specified Employee. Notwithstanding any provision set forth in this Agreement to the contrary, if the Executive is considered a “specified employee” at the time of his termination of employment that creates a “separation from service,” as that term is defined in Treasury Regulations § 1.409A-1(h), then while the Executive is a specified employee no distributions of compensation shall be made to the Executive during the first six (6) months following his separation from service, unless the Executive dies after his separation from service. During the six (6) month period of time, the amounts otherwise payable shall be accumulated and paid to the Executive in a lump-sum payment on the first (1st) day of the seventh (7th) month following the separation from service. The compensation held by the Employer may not be assigned by the Executive or made available to his creditors.

(f) Resignation from Board of Directors. Upon cessation of Executive’s employment by Employer for any reason and if Executive shall then be a member of the Board of Directors of PHI or MPC, Executive shall immediately resign from the Board of Directors of MPC and PHI, as applicable.

8. Ownership Acknowledgment and Assignment.

(a) For purposes of this Agreement the following definition shall apply: “Work Product” means all conceptual, technological, operating, training, marketing or other ideas, processes, designs, developments, and materials, specifically including all inventions, discoveries, improvements, enhancements, computer programs, mask works, written or other materials in any way pertaining to the existing or contemplated business, products or services of Employer, that Executive may develop or conceive of while employed by Employer, alone or with others, during or after working hours, and with or without the use of the resources of Employer. The determination of whether a Work Product exists should be made according to whether the development has any possible significance to Employer in Employer’s existing or contemplated business, regardless of whether it is technically eligible for protection under patent, copyright, mask work, trade secret law or other proprietary rights or intellectual property laws.

(b) Executive acknowledges and agrees that all Work Product shall be considered made for hire by Executive for Employer and prepared within the scope of Executive’s employment for the ownership and benefit of Employer. Executive agrees to make and maintain adequate and current tangible records of such Work Product. Executive will promptly disclose all such Work Product to Employer and make available to Employer any work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Product. Executive specifically agrees that all copyrightable materials generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and that all such materials shall, upon creation, be owned exclusively by Employer. To the extent that any such material, under applicable law, may not be considered works made for hire, Executive hereby assigns to Employer the ownership of copyright in such materials, without the necessity of any further consideration, and Employer shall be entitled to register and hold in its own name all copyrights in respect of such materials. Executive agrees to assign to Employer in full any right Executive may acquire now or in the future with respect to any such Work Product. Executive irrevocably waives and relinquishes any moral rights recognized by any applicable law in any Work Product. Executive agrees to perform upon the request of Employer any acts that may be necessary or desirable to transfer ownership of all such Work Product to Employer or to establish original ownership of all such Work Product on the part of Employer, to the fullest extent possible. Such obligations shall continue beyond the termination of Executive’s employment with respect to any Work Product authored, conceived, produced or made by Executive during the period of employment, and shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.

(c) When requested, Executive will: (i) execute, acknowledge and deliver any requisite affidavits and documents of assignment and conveyance; (ii) obtain and aid in the enforcement of patents or copyrights with respect to any patentable or copyrightable Work Product in any country; (iii) provide testimony in connection with any proceeding affecting the right, title, or interest of Employer in any trade secret, patent, patent application, copyright, mask work or any other type of proprietary right covering any such Executive development; and (iv) perform any other acts deemed necessary or desirable by Employer to carry out the purposes of this Agreement. Employer will reimburse Executive for any reasonable out-of-pocket expenses incurred at the request of Employer in the process of perfecting ownership by Employer of any Work Product or transferring ownership thereof to Employer. To effectuate the terms of this Section 8(c), Executive hereby irrevocably constitutes and appoints Employer, with full power of substitution therein, as Executive’s true and lawful attorney-in-fact to exercise the rights assigned hereby. This power of attorney is irrevocable and coupled with an interest and shall survive termination of Executive’s employment by Employer.

9. Confidentiality and Non-Disclosure.

(a) For purposes of this Agreement, the following definitions shall apply: (i) “Trade Secret” means the whole or any portion or phase of any scientific, engineering or technical information, computer code, systems configurations, design, process, procedure, formula, coding or improvement that is valuable and secret (in the sense that it is not generally known to competitors and/or customers of Employer), including, but not limited to (1) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers generally for the products of Employer; (2) the specifications of any existing or new products under development, and (3) special or unique arrangements with any suppliers or other contractors; and (ii) “Confidential Information” means any data or information, other than Trade Secrets, which is disclosed to Executive or known by Executive as a consequence of, or through, Executive’s employment by Employer or as a consequence of Executive being a member of the Board of Directors (including information conceived, discovered, originated or developed in whole or in part by the Executive) and not generally known by the public. Without limiting the generality of the foregoing, Confidential Information includes (without limitation): (i) the sales records, profits and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods of Employer; (ii) the business plans and internal financial statements and projections of Employer; (iii) the identity of PHI shareholders or any other information regarding PHI shareholders; and (iv) any information identified as secret or confidential, or which, from the circumstances in good faith and good conscience ought to be treated as confidential, relating to the business or affairs of Employer.

(b) Executive acknowledges that upon his employment with Employer, and during the course of such employment, Employer will disclose to Executive, Executive will have access to, and Executive will create certain Confidential Information and Trade Secrets of Employer. Executive acknowledges that all such Trade Secrets and Confidential Information are, and at all times shall remain, the property of Employer. During Executive’s employment by Employer and for a period of two (2) years following the termination of Executive’s employment, Executive agrees to hold such Trade Secrets and Confidential Information in confidence and further agrees not, except to the extent specifically required by Executive’s assigned duties for Employer, directly or indirectly, to use, disseminate, disclose, or permit any person to obtain any Trade Secrets or Confidential Information of Employer (whether or not in written or tangible form), except as specifically authorized in advance and in writing by Employer. Executive further agrees to safeguard and maintain on Employer premises, to the extent possible in the performance of Executive’s assigned duties for Employer, all information, documents or other items that contain or embody Trade Secrets or Confidential Information. Trade Secrets or Confidential Information shall not include any portions thereof furnished or otherwise made available by Executive which:

(i) are or become generally available to the public other than as a result of any breach of this Agreement by the Executive and which Executive reasonably believes was not and is not violating an obligation of confidentiality to the Employer; and

(ii) are or become available to Executive on a non-confidential basis other than from the Employer or a person known by the Executive to be bound by a confidentiality obligation or otherwise bound by a duty of confidentiality.

(c) In addition, and without any intention of limiting Executive’s other obligations under this Agreement in any way, Executive will not reveal any nonpublic information concerning the business, services or the proprietary products and processes of Employer (particularly those under current development or improvement), unless

Executive has obtained approval from Employer in advance. In that connection, Executive will submit to Employer for review any proposed article, paper or other discussion, explanation or description relating to the work done for Employer before they are released or delivered to the public. Employer has the right to disapprove and prohibit, or delete any parts of, such articles, papers, discussions, explanations or descriptions that might disclose Employer’s Trade Secrets or Confidential Information or otherwise be contrary to Employer’s business interests.

10. Intentionally Omitted.

11. Return of Materials. Upon the request of Employer and, in any event, upon the termination of Executive’s employment, Executive must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of the Employer or Executive’s assigned duties for Employer (including all copies of such materials). Executive must also return to Employer and leave at its disposal all materials involving any Trade Secrets or Confidential Information of Employer. This Section 11 applies to all materials made or compiled by Executive, as well as to all materials furnished to Executive by Employer or anyone else in connection with Executive’s employment by Employer.

12. Injunctive Relief. Executive agrees that if he breaches, in any material respect, any warranty or any provision of this Agreement relating to confidentiality or ownership, the injury to Employer from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, in any material respect, any warranty or any provision of this Agreement relating to confidentiality or ownership, Employer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate order to restrain any continuation of such breach by Executive without having to show or prove any actual or monetary damages, and that such injunction or other appropriate order be issued without the requirement that Employer post any bond.

13. Survival. Notwithstanding the termination of this Agreement by Executive or Employer for any reason, the provisions and obligations of Executive of Sections 8, 9, 11, 12 and 24 shall survive such termination as if this Agreement remained in full force and effect, and no such termination shall terminate the covenants and obligations stated in Sections 8, 9, 11, 12 and 24 hereof.

14. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employer:	Copy to:

Phosphate Holdings, Inc.	Joey Dudek, Esq.
100 Webster Circle	Butler, Snow, O’Mara, Stevens & Cannada,
Madison, MS 39110	PLLC
Attn: Chairman of the Board of Directors	P.O. Box 171443
Memphis, TN 38187

If to the Executive:

Timothy R. Cantrell

1414 Pierce Avenue

Oxford MS 38655

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16. Severability; Blue Penciling. If any court determines that any provision of this Agreement is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

17. Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Employer and Executive.

18. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

19. Reasonable Restrictions; Review. Executive acknowledges that the scope of prohibited activities, remedies, and time duration of the provisions of this Agreement are reasonable, and are no broader than are necessary to maintain the confidentiality of the Trade

Secrets, Confidential Information and the goodwill associated with the business of Employer. Executive acknowledges that he has read and understood the provisions of this Agreement, has been given an opportunity for his legal counsel to review this Agreement, and has received a copy of this Agreement.

20. Entire Contract. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and replaces all other agreements, conditions or representations, oral or written, express or implied, concerning the subject matter, including, without limitation, any term sheets or previous employment agreements between the parties. This Agreement may be amended only in a writing signed by both parties.

21. Non-Waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

22. Assignment; Binding Effect. Employer may assign its interest under this Agreement to any of its subsidiaries, affiliates, successors or other assigns. The obligation and covenants of Executive hereunder are personal and may not be assigned, but shall be binding upon Executive’s heirs, executors, administrators and other legal representatives. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective permitted successors and assigns.

23. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without giving effect to any choice or conflict of law provisions or rules (whether of the State of Mississippi or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Mississippi. Except for an action exclusively seeking injunctive relief, any disagreement claim or controversy arising under or in connection with this Agreement, Executive’s employment or termination of employment with Employer shall be settled exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses; provided further, that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitration shall take place in Jackson, Mississippi. The award of the arbitrator with respect to such disagreement, claim or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law. Absent such an award, Employer and Executive each shall pay its or his own attorneys’ fees and costs in any such arbitration, provided that, Employer shall pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

24. Indemnity. In performing his duties as an officer, employee or agent of PHI or MPC hereunder, Executive shall be entitled to all indemnities to the fullest extent provided by the business corporation laws of the State of Delaware and all indemnities provided to officers or employees pursuant to the Certificate of Incorporation, Bylaws, resolution or any agreement of either Employer in effect from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.

EMPLOYER:

PHOSPHATE HOLDINGS, INC.

By:	/s/ Robert E. Jones
Name:	Robert E. Jones
Title:	Chief Executive Officer

MISSISSIPPI PHOSPHATES CORPORATION

By:	/s/ Robert E. Jones
Name:	Robert E. Jones
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Timothy R. Cantrell
TIMOTHY R. CANTRELL

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